Exhibit 10.5

SUMMER ENERGY HOLDINGS, INC.

Angela Hanley

Dear Angela:

I am pleased to confirm the revised terms of your employment with Summer Energy Holdings, Inc. as its President. This position also includes similar services on behalf of the subsidiaries of Summer Energy Holdings, Inc., including, Summer Energy, LLC, Summer Energy Northeast, LLC and Summer Energy Midwest, LLC (collectively, the “Company”).  If you decide to accept these terms, you will receive a semi-monthly salary of $4,230.77, which will be paid in accordance with the Company’s normal payroll procedures.  You will also be eligible to receive equity grants from time to time as determined by the Company’s board of directors.   As an employee, subject to satisfying any eligibility requirements, you may also be eligible to receive certain employee benefits as maintained by the Company from time to time for similarly situated employees, including group medical insurance; provided, however, you agree that after September 1, 2019 you will no longer be eligible for group health insurance coverage.  You should note that the Company may modify job titles, salaries and benefits from time to time as it deems necessary.

You agree to devote your full business time, attention and best efforts to the performance of your duties and to the furtherance of the Company’s interests and you will seek to achieve the objectives described on Exhibit A of this letter.   You agree that you will work a minimum of 30 hours per week, and your time will be split between working in the Company’s offices and telecommuting from home or another location.  It is anticipated that you will be in the Company’s offices two days per week, during such hours as agreed to between you and the Company.  You also agree to attend management and staff meetings as requested by the Company from time to time.

The Company looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and upon two weeks’ written notice. We request that, in the event of resignation, you give the Company at least two weeks’ notice. If your employment with the Company is terminated for any reason, you will not be eligible to receive any severance and your regular salary payments will cease as of the termination date.  Upon termination of your

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employment, all options to purchase Company stock which are unvested shall accelerate and immediately vest, subject to the terms and conditions of the Grant Agreements related to such stock options.

You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct, which are included in the Company’s Employee Handbook, a copy of which has been provided to you.

By virtue of your employment with the Company, you will have access to “Confidential Information” (as hereinafter defined) and you acknowledge that the communication of such Confidential Information to third parties could irreparably injure the business of the Company and its affiliates.  You acknowledge that all Confidential Information is the property of the Company and its affiliates and that you have no rights whatsoever in or to the Confidential Information.  At all times during and after the term of your employment, you agree to hold strictly confidential all Confidential Information, and you agree that you will not disclose to any unauthorized person (or copy or use for your own account or benefit) or any other person or entity, other than the Company and its affiliates, any Confidential Information without the prior written consent of the Company.  You agree to take all reasonable steps to safeguard Confidential Information against disclosure, misuse, espionage, loss and theft, subject to your good faith disclosure to or cooperation with any governmental authority related to a suspected violation of the law.

For purposes of this letter, “Confidential Information” means and includes all non-public tangible and intangible information and data, in any form and howsoever disclosed or acquired (including by observation), at any time before, on or after the date hereof, relating to the business or affairs of the Company and/or its affiliates, whether or not such information is or was identified as being confidential or proprietary at the time disclosed or acquired including information regarding business plans, current or prospective customers or clients (including customer lists and files), referral sources, suppliers, product or service costs and pricing, employees, independent contractors, current, future and proposed products and services, forms, workpapers, customer deliverables, manuals, spreadsheets, strategies, finances, assets, technology, data, accounting or business methods and practices, trade secrets, and any other information that reveals the processes, methodologies, or know-how by which existing or future products, services or methods of operation are developed, conducted or operated, and including any information, know-how, trade secrets, documents, materials and other data received by the Company and/or its affiliates from clients, customers or other third parties and held in (or required to be held in) confidence.  Confidential Information also includes all memoranda, notes, plans, records, reports, computer tapes and software and other documents, data and other

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tangible materials (and copies thereof) containing or relating to Confidential Information, including any such materials prepared by or for you while employed by the Company or its affiliates (whether before or after the date of this letter).

Further, during your employment with the Company and for a period of 12 months thereafter (the “Restricted Period”), you will not, and will not permit any of your affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Company or its affiliates or potential clients or customers of the Company or its affiliates for purposes of diverting their business or services from the Company or its affiliates.  Moreover, during the Restricted Period, you will not, and will not permit any of your affiliates to, directly or indirectly, hire or solicit any employee, independent contractor or consultant of the Company or its affiliates or encourage any such employee, independent contractor or consultant to leave such employment or engagement, or hire any such employee, independent contractor or consultant who has left such employment or engagement, except pursuant to a general solicitation which is not directed specifically to any such employees, independent contractors or consultants; provided that nothing herein shall prevent you or any of your affiliates from hiring after 180 days from his or her date of termination, any employee, independent contractor or consultant whose employment or engagement has been terminated by such employee, independent contractor or consultant or the Company or its affiliates.

Upon termination of your employment with the Company or at any other time at the request of the Company, you will return to the Company (or deliver as directed by the Company) all originals and copies of all paper and electronic documents belonging to the Company or any of its affiliates including all paper and electronic documents containing Confidential Information.  All papers, books and records of every kind and description, in tangible or electronic form, relating to the business and affairs of the Company or any of its affiliates, whether or not prepared by you, shall be the sole and exclusive property of the Company and its affiliates and you will surrender them to the Company at any time upon request by the Company and, in any event, on or before the last day of your employment with the Company.  In addition, you acknowledge and agree that all personal property, of any nature whatsoever, furnished to you by the Company or any of its affiliates in the course of or incident to your employment, belongs to the Company and its affiliates and, upon termination of your employment for any reason, you will promptly (and in no event more than five days after the effective date of your termination) return to the Company such property in good working order, ordinary wear and tear excepted, in your possession or control.

To accept the Company’s offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Chief Executive Officer of the Company and you.

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We look forward to your favorable reply and to working with you at Summer Energy Holdings, Inc.

Sincerely,

/s/ Neil Leibman

Neil Leibman

Chief Executive Officer

Agreed to and accepted:

Signature:/s/ Angela Hanley

Printed Name:Angela Hanley

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EXHIBIT A

Objectives

•Immediately shift focus to revamp, strengthen Operations

•Assist with getting new markets up and running, quickly and efficiently

•Assist with outstanding projects, implementation, coordination with IT

•Assist in VP Sales transition, training/coaching on technical issues, reporting, presentation, etc.

•Recruit and assist in hiring of new Operations, MGMT position

•Assist in “bridging the gap” to new hire in Operations MGMT

•Provide historical information re: structure of IT platforms, regulatory filings, infrastructure guidance, operational setup, etc.

•Prepare presentation information and present with Management as needed--company overview, historical metrics, performance, analysis etc.

•Additional objectives as determined by the Company from time to time.

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